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                                  EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

The Company has two wholly owned subsidiaries: SpectraLink International Corporation, a Delaware Corporation and SpectraLink Denmark ApS, a Denmark limited liability Company.